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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Encysive Pharmaceuticals, Inc. (formerly Texas Biotechnology Corporation):

We consent to the incorporation by reference in Amendment No. 3 to the registration statement on Form S-3 (Registration No. 333-108107) to be filed on November 14, 2003 of Encysive Pharmaceuticals, Inc. (formerly Texas Biotechnology Corporation or the "Company") of our report dated March 5, 2003, with respect to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K, as amended, of the Company.


/s/ KPMG LLP

Houston, Texas
November 13, 2003